EXHIBIT 11.1

STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                 Three Months Ended                 Six Months Ended
                                                          June 30                           June 30
                                           -----------------------------      ---------------------
                                               1997             1996              1997             1996
                                               ----             ----              ----             ----
Primary:
Average shares outstanding                    9,615,000        9,491,000         9,598,000       9,462,000


Neteffect of dilutive stock options
   based on the treasury stock method
   using the greater of quarter-end
   market price or average market price         273,000          442,000           284,000       414,000
                                            -----------       ----------        ----------      --------

Totals                                        9,888,000         9,933,000        9,882,000     9,876,000
                                            ===========       ===========       ==========     =========


Net Income                                   $1,160,000       $   988,000        2,112,000    $1,771,000
                                            ===========        ==========       ==========     =========

Per share amount                                   $.12              $.10             $.21          $.18
                                            ===========        ==========       ==========     =========




Fully diluted:
Average shares outstanding                    9,615,000         9,491,000        9,598,000     9,462,000


Net effect of dilutive stock options
  based on the treasury  stock method
  using the greater of quarter-end
  market price or average market price           320,000          474,000          328,000       498,000





Totals                                         9,935,000        9,965,000        9,926,000     9,960,000
                                            ============      ===========       ==========    ==========


Net Income                                    $1,160,000         $988,000       $2,112,000    $1,771,000
                                            ============      ===========       ==========    ==========


Per share amount                                    $.12             $.10             $.21          $.18
                                            ============   ==============       ==========    ==========

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